EXHIBIT 10.100

CNL HOTELS & RESORTS, INC.

DEFERRED FEE PLAN FOR DIRECTORS

ARTICLE 1

INTRODUCTION

This Deferred Fee Plan is established by CNL Hotels & Resorts, Inc. (the “Company”) for the benefit of its Directors and their Beneficiaries (as such terms are defined below), and it shall be maintained according to the terms hereof.

ARTICLE 2

DEFINITIONS

When used herein, the following capitalized words and phrases shall have the meanings assigned to them, unless the context clearly indicates otherwise. Other capitalized words and phrases shall have the meanings assigned to them in the Incentive Plan.

2.1.	“Board” means the board of directors of the Company.
2.2.	“Beneficiary” means the person or persons, natural or otherwise, designated by a Director under Article 8.
2.3.
“Cash Account” means a bookkeeping account established by the Company in the name of a Director to which is credited (i) any Fees that are deferred by the Director under section 3.1(a) and directed into the Cash Account under section 3.1(b), and (ii) any interest that is credited to the Director under Article 4.

2.4.	“Cash Fees” means any Fees payable in cash.
2.5.	“Code” means the Internal Revenue Code of 1986, as amended.
2.6.	“Common Stock” means the common stock of the Company.
2.7.	“Deferred Fee Accounts” means a Director’s Cash Account and Stock Account.

2.8.
“Deferred Fee Agreement” means the written agreement, substantially in the form of Exhibit A hereto, between the Company and a Director, which, together with the Deferred Fee Plan, governs the Director’s rights to payment of deferred Fees (adjusted for interest and dividends, as applicable) under the Deferred Fee Plan.

2.9.
“Deferred Fee Plan” means the CNL Hotels & Resorts, Inc. Deferred Fee Plan For Directors set forth in this document, effective as of ____________________, 20___, as amended by the Board from time to time.

2.10.	“Deferred Share” means a Deferred Stock award or portion of a Deferred Stock award that entitles the holder to receive one share of Common Stock pursuant to the Incentive Plan.
2.11.	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(a).

If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the administrator of this Deferred Fee Plan deems reliable;

(b)

If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the administrator of this Deferred Fee Plan.
2.12.

“Fees” means the annual retainer paid to a Director, any fees paid to a Director for attending meetings of the Board or any committee of the Board, and any fees paid to a Director for serving as chairman of a committee of the Board, and any other compensation paid to a Director, whether paid in cash or stock or any other property, for his or her services as a Director.

2.13.
“Hardship” means a severe financial hardship of the Director resulting from an illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by homeowner’s insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. This definition of Hardship shall, at all times, be subject to the definition of an “unforeseeable emergency” as provided for in the Treasury Regulations for Section 409A of the Code. The existence of a Hardship shall be determined by the Chief Financial Officer of the Company in his discretion.

2.14.	“Interest” means the amount of interest credited to a Director’s Cash Account pursuant to Article 4.
2.15.	“Incentive Plan” means the CNL Hospitality Properties, Inc. 2004 Omnibus Long-Term Incentive Plan, as amended from time to time.
2.16.	“Separation from Service” has the meaning provided for such term under the Treasury Regulations for Section 409A of the Code.
2.17.	“Share” means a share of Common Stock.
2.18.
“Stock Account” means a bookkeeping account established by the Company in the name of a Director to which are credited (i) Deferred Shares for any Fees that are deferred by the Director under section 3.1(a) and directed into the Stock Account under section 3.1(b), and (ii) any additional Deferred Shares that are credited by the Company under Article 5.

2.19.	“Stock Fees” means the Fees payable in shares of Common Stock.
2.20.	“Treasury Regulations” means the regulations promulgated by the United States Treasury Department with respect to the Code.

ARTICLE 3

DEFERRAL OF FEES

3.1.	Election To Defer Fees.
(a)
The election to defer Fees earned for a given year shall be made no later than December 15 of the previous year by filing a Deferred Fee Agreement with the Company. For a new Director, the election to defer Fees earned during his or her initial calendar year of service shall be made within 30 days following the Director’s election or appointment. For the first calendar year that the Deferred Fee Plan is in effect, the election to defer Fees earned during that year shall be made within thirty (30) days following the effective date of the Deferred Fee Plan. Each election shall remain in force for subsequent years until modified or revoked by the Director.

(b)
When a Director elects to defer Fees under section 3.1(a), the Director shall also elect whether amounts deferred should be credited to his or her Cash Account or to his or her Stock Account; provided, however, that deferred Stock Fees may be credited only to his or her Stock Account.

(c)
Every election to defer Fees shall specify the time when such deferred Fees shall be distributed pursuant to the choices provided in the Deferred Fee Agreement (subject to section 6.1 of this Deferred Fee Plan). To the extent that a Director fails to elect the time when the deferred Fees are to be distributed in the Deferred Fee Agreement, then such deferred Fees shall be distributed as of the January 15th following the Director’s Separation from Service from the Company (subject to section 6.1 of this Deferred Fee Plan).

3.2.	Crediting to Deferred Fee Accounts.
(a)
When a Director elects under section 3.1(b) to have Cash Fees credited to his or her Cash Account, the Company shall credit the Director’s Cash Account, on the date that they otherwise would have been payable, with the portion of the Cash Fees that are specified in the Deferred Fee Agreement.

(b)
When a Director elects under section 3.1(b) to have Cash Fees credited to his or her Stock Account, the Company shall credit the Director’s Stock Account, on the date that they otherwise would have been payable, with a certain number of Deferred Shares. The number of Deferred Shares credited to the Stock Account shall be the quotient that results from dividing the portion of the Cash Fees that are specified in the Deferred Fee Agreement by the Fair Market Value of a share of Common Stock on such date.

(c)
When a Director elects under section 3.1(b) to have Stock Fees credited to his or her Stock Account, the Company shall credit the Director’s Stock Account, on the date that the shares of Common Stock that comprise the Stock Fees otherwise would have been transferred to the Director, with a number of Deferred Shares equal to the number of shares of Common Stock that are specified in the Deferred Fee Agreement.

(d)
No fractional Deferred Shares shall be credited under the Deferred Fee Plan. The number of Deferred Shares credited shall always be rounded down to the next whole unit and any fractional amount will be credited as cash into the Director’s Cash Account.

(e)
Deferred Shares credited to a Director’s Stock Account under the Deferred Fee Plan shall be granted pursuant to Deferred Stock awards under the Incentive Plan. Approval of the Deferred Fee Plan by the Board shall constitute approval of the grant of all such Deferred Stock awards. Such Deferred Shares shall have the terms set forth in the Director’s Deferred Fee Agreement (which shall serve to the extent necessary as the Agreement for the Deferred Stock award under the Incentive Plan) and the Deferred Fee Plan, to the extent that such terms are not inconsistent with the terms of the Incentive Plan. All such Deferred Shares shall be fully vested and nonforfeitable. Such Deferred Shares shall not be transferable pursuant to Section 7.C.iv. of the Incentive Plan.

3.3.
Modification or Revocation of Deferral. At any time prior to the last date upon which an election may be made for such period pursuant to Section 3.1, a Director may revoke his or her election to defer Fees or change his or her election regarding the Deferred Fee Account to which his or her deferred Fees are credited. In addition, a Director may revoke or modify his or her election to defer Fees for subsequent calendar years at any time prior to January 1st of the year to which the revocation or modification is intended to apply. All modifications or revocations shall be made in writing and delivered to the Secretary of the Company.

ARTICLE 4

INTEREST

Interest on the balance shall be credited to each Director’s Cash Account, as of the end of each calendar quarter, at a rate equal to the prime rate plus 2 percent as of such quarter end.

ARTICLE 5

DIVIDENDS

Each Director with Deferred Shares credited to his or her Stock Account on the record date of a dividend on Shares shall be credited on the payment date of the dividend with a number of Deferred Shares (rounded down to the next whole unit with any remainder being credited to the Director’s Cash Account) determined by dividing the product of the number of Deferred Shares credited to the Director’s Stock Account on the dividend record date and the dividend per share of Common Stock by the Fair Market Value of a share of Common Stock on the dividend payment date. Deferred Shares credited on account of dividends under this Article 5 shall have the same terms as the Deferred Shares to which the dividends relate.

ARTICLE 6

PAYMENT OF DEFERRED FEES

6.1.
A Director (or his or her Beneficiary) shall be entitled to receive a benefit equal to the amounts credited to his or her Deferred Fee Accounts at the time specified in such Director’s Deferred Fee Agreement. Amounts credited to a Director’s Cash Account shall be paid in cash in a lump sum. Amounts credited to a Director’s Stock Account shall be paid in shares. The Deferred Fee Account will be distributed in accordance with the instructions provided in the Deferred Fee Agreement; provided, however, that with respect to the Director's Stock Account, such instructions do not conflict with the Incentive Plan Notwithstanding the foregoing, if a Director is a “key employee” as defined in Section 409A of the Tax Code and the Director has elected to receive his or her deferred Fees after a Separation from Service, then such distribution of his or her deferred Fees shall be made six months after the Separation from Service.

ARTICLE 7

HARDSHIP WITHDRAWALS

Except as set forth in the following sentence, no Director, Beneficiary, nor any other individual or entity shall have any right to make any early withdrawals from such Director’s Deferred Fee Accounts. A Director may, in the discretion of the Company, be entitled to withdraw all or a portion of the amount credited to his or her Deferred Fee Accounts in the event of Hardship. Withdrawals from the Cash Account shall be payable in cash and withdrawals from the Stock Account shall be payable in Shares, subject to the provisions of Article 6.

ARTICLE 8

BENEFICIARIES

Each Director may designate from time to time any person or persons, natural or otherwise, as his or her Beneficiary or Beneficiaries to whom benefits are to be paid if he or she dies while entitled to benefits. Each Beneficiary designation shall be made either in the Deferred Fee Agreement or on a form prescribed by the Secretary of the Company and shall be effective only when filed with the secretary during the Director’s lifetime. Each Beneficiary designation filed with the secretary shall revoke all Beneficiary designations previously made by the Director. The revocation of a Beneficiary designation shall not require the consent of any Beneficiary. If the Director’s Beneficiary predeceases the Director, or no Beneficiary has been designated, the Director’s Beneficiary shall be deemed to be the Director’s spouse or, if none, the Director’s estate.

ARTICLE 9

ADMINISTRATION

9.1. Plan Limitations. Deferred Shares credited to a Director’s Stock Account under the Deferred Fee Plan shall be granted under the Incentive Plan and shall be subject to the share limitations in the Incentive Plan. Stock Fees that are considered awards of Common Stock granted under the Incentive Plan and are converted into Deferred Shares under Article 3 shall be considered Awards granted under the Incentive Plan that are forfeited, expired or canceled without the delivery of Common Stock for purposes of Article 5 of the Incentive Plan.

9.2. Right To Terminate. The Board may amend or terminate the Deferred Fee Plan at any time in whole or in part. No amendment or termination of the Deferred Fee Plan shall reduce any amounts credited to a Director’s Deferred Fee Accounts, any amount owed to him or her by the Company as of the date of amendment or termination, or the amount of Interest accrued or number of Deferred Shares credited, as of such date, to his or her account.

9.3. Unfunded Obligation. The obligation of the Company to pay any benefits under the Deferred Fee Plan shall be unfunded and unsecured, and any payments under the Deferred Fee Plan shall be made from the general assets of the Company. Director’s rights under the Deferred Fee Plan are not assignable or transferable other than by will or the laws of descent and distribution, and such rights are exercisable during the Director’s lifetime only by him or her, or by his or her guardian or legal representative.

9.4. Withholding. The Directors, their Beneficiaries and personal representatives shall bear any and all federal, state, local or other taxes imposed on benefits under the Deferred Fee Plan. The Company may deduct from any distributions under the Deferred Fee Plan the amount of any taxes required to be withheld from such distribution by any federal, state or local government, and may deduct from any compensation or other amounts payable to the Director the amount of any taxes required to be withheld with respect to any other amounts under the Deferred Fee Plan by any federal, state or local government.

9.5. Applicable Law. This Deferred Fee Plan shall be construed and enforced in accordance with the laws of the State of Maryland, except to the extent superseded by federal law.

9.6. Administration and Interpretation. Deferred Shares credited to a Director’s Stock Account under the Deferred Fee Plan are subject to the terms and conditions of the Incentive Plan for Deferred Stock Awards. The Chief Financial Officer of the Company shall have the authority and responsibility to administer and interpret the Deferred Fee Plan on behalf of the Company, provided that the Board shall retain authority and responsibility to administer and interpret on its own behalf and/or on behalf of the Company any Deferred Stock Award that is deemed granted pursuant to the terms of the Deferred Fee Plan. Benefits due and owing to a Director or Beneficiary under the Deferred Fee Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Director or Beneficiary who has not received the benefits to which he or she believes himself or herself entitled may file a written claim with the Chief Financial Officer, who shall act on the claim within thirty days, and such action on any such claim shall be conclusive.

EXHIBIT A

DEFERRED FEE AGREEMENT

This Agreement between CNL Hotels & Resorts, Inc. (the “Company”) and ____________________ (the “Director”) is made as of ____________________, 20___, under the CNL Hotels & Resorts, Inc. Deferred Fee Plan (the “Deferred Fee Plan”).

1.
Deferred Fee Plan. The Director agrees to the terms and conditions of the Deferred Fee Plan, a copy of which has been delivered to the Director and constitutes a part of this Agreement. Capitalized words and phrases, when used in this Agreement, shall have the meaning given to them in the Deferred Fee Plan, unless otherwise defined herein.

2.
Election to Defer Cash Fees. The Director authorizes and directs the Company to defer _____% of his or her Cash Fees earned on and after January 1, 20___. The Director may at any time revoke this election on a prospective basis by delivering to the Secretary of the Company a written revocation of the election. Such modification or revocation shall be effective for the first calendar year after the year in which the election is made.

3.
Election to Defer Stock Fees. The Director authorizes and directs the Company to defer _____% of his or her Stock Fees earned on and after January 1, 20___. The Director may revoke this election at any time for calendar years beginning after the calendar year in which the revocation is made. The Director must deliver a written revocation of the election to the Secretary of the Company for the revocation to be effective..

4.	Investment of Deferred Fees. The Director elects to have his or her deferred Cash Fees credited to (check one):
”	Cash Account OR
”	Stock Account
Deferred Stock Fees are automatically credited to the Director’s Stock Account.
5.	Time Of Distribution. The Director elects to receive the amount of deferred Fees credited to his or her Deferred Fee Accounts pursuant to this Agreement on the earliest of (check all that apply):
”	____________________, 20___;
”	January 15 of the year following his or her Separation from Service from the Company; and

”	The first day of the month after the Director reaches age ______.
6.
Beneficiary. The Director requests that, following his or her death, any amounts remaining in his or her Deferred Fee Accounts be paid (in accordance with Section 5 above) to the Beneficiary or Beneficiaries he or she has designated below:

This form supersedes any previous Beneficiary designation the Director might have previously made under the Deferred Fee Plan.
NAME & ADDRESS _______________________ _______________________ _______________________	RELATIONSHIP ____________________	PERCENTAGE _________________
NAME & ADDRESS _______________________ _______________________ _______________________	RELATIONSHIP ____________________	PERCENTAGE _________________

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written above.

___________
Director

CNL HOTELS & RESORTS, INC.

By: ___________________________

Name: _________________________

Title: __________________________